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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial and Other Data" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Genesco Inc. for the registration of its $86,250,000 4.125% convertible subordinated debentures due 2023 and the registration of 3,889,190 shares of its common stock, and allocated rights to purchase Series 6 Subordinated Serial Preferred Stock; and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of Genesco Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2003, filed with the Securities and Exchange Commission.

                                                       /s/ Ernst & Young LLP

Nashville, Tennessee
September 17, 2003